HARRIS & HARRIS GROUP, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [ ] (“Executive”) and 180 Degree Capital Corp., a New York corporation (the “Company”), effective as of [ ] (the “Effective Date”).
RECITALS
1. The Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change in Control and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.
2. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.
3. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1. Term of Agreement. This Agreement will have a term of the Effective Date through the last date of employment of the Executive by the Company, unless a Change in Control occurs. If a Change in Control occurs, the term of this Agreement will extend automatically through the date that is 12 months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause.
3. Severance Benefits.
(a) Termination without Cause or Resignation for Good Reason Unrelated to a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs outside of the Change in Control Period, then subject to Section 4, Executive will receive the following:
(i) Accrued Compensation. The Company will pay Executive all expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii) Severance Payments. Executive will be paid severance pay at a rate equal to Executive’s base salary in effect immediately before the date of termination, for twelve (12) months from the date of such termination of employment (the “Continuance Period”), to be paid periodically in accordance with the Company’s normal payroll policies. Severance payments are conditioned on Executive signing a Release as described in Section 4(a). Any installment payments of severance pay that are delayed pending the signed Release and expiration of any revocation period will be paid no later than the first Company payroll following the Release Deadline. In the event of Executive's death before all payments have been made, the remaining payments will be made to Executive's surviving spouse, or if none, to Executive's estate.
(iii) Pro-Rated Bonus Payment. Executive will be paid a portion of Executive’s incentive compensation for the fiscal year in which Executive's employment terminates, pro-rated based on time employed during the fiscal year (the “Pro-Rated Bonus”). Payment of the Pro-Rated Bonus will be subject to the terms and conditions of the underlying incentive compensation plan and, accordingly, will only be paid only to the extent that performance metrics in the plan are achieved. Unless the bonus program provides for payment at a different time, the Pro-Rated Bonus will be paid at the same time as payments to other executives in the applicable incentive compensation plan, provided that if the incentive plan is designed to be exempt from Code Section 409A, payment will be made, no later than March 15th of the calendar year following Executive’s termination date. Notwithstanding Section 10(b) of this Agreement, the benefit under this clause (iii) may be unilaterally amended and replaced by the Company with a substantially similar benefit in order to comply Section 162(m) of the Code.
(iv) Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will pay Executive's COBRA premiums for that coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of: (A) a period of twelve (12) from the date of termination; (B) the date Executive becomes covered under similar plans; or (C) the date Executive becomes eligible for coverage under Medicare.
(v) Required Delay of Certain Payments. If Executive is a “specified employee” at the time Executive becomes eligible to receive a payment under this Section 3(a), and the payment is not exempt from Section 409A of the Code, the portion of the payment that constitutes “deferred compensation” (within the meaning of Code Section 409A) shall be made no earlier than 6 months following Executive's termination date. Determination of whether Executive is a specified employee will be made under Treas. Reg. § 1.409A-1(i) (or any successor thereto). Any payments delayed under this provision shall be paid immediately following the end of the six month period. Upon Executive's death during the 6 month period, any delayed payments will be paid in a lump sum as soon as practicable following Executive's death.
(b) Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Section 4, Executive will receive the following:
(i) Accrued Compensation. The Company will pay Executive all expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii) Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date, provided that (x) if Executive incurred a termination prior to a Change in Control that qualifies Executive for severance payments under Section 3(a)(ii); and (y) a Change in Control occurs within the Change in Control Period that qualifies Executive for the superior benefits under this Section 3(b)(ii), then the lump sum payment to Executive under this Section 3(b)(ii) shall be reduced by any monthly severance payments already paid under Section 3(a)(ii) and will be reduced by any Deferred Payments that are subject to Code Section 409A, and such Deferred Payments will continue to be paid under Section 3(a)(ii). The identification of the portion of payments that are Deferred Payments will be made under Section 4(c)(v). The lump sum amount payable under this Section 3(b)(ii) shall be conditioned on Executive signing a Release as described in Section 4(a) by the Release Deadline, and the lump sum payment will be made no later than 74 days following Executive's termination of employment. In the event of Executive's death before all payments have been made, the remaining payments will be made to Executive's surviving spouse, or if none, Executive's estate.

(iii) Bonus Payment. Executive will be paid a portion of Executive’s incentive compensation for the fiscal year in which Executive's employment terminates, pro-rated based on time employed during the fiscal year. If the bonus program is exempt from Code Section 409A, payment of the bonus will be made in a lump sum no later than the first Company payroll following the Release Deadline. If the bonus program is considered non-exempt deferred compensation under Code Section 409A, the bonus will be paid at the time originally scheduled under the bonus program unless action is taken to terminate the bonus program and accelerate payment in a manner permitted under Code Section 409A.

(iv) Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will pay Executive's COBRA premiums for that coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of: (A) a period of twelve (12) months from the date of termination; (B) the date Executive becomes covered under similar plans; or (C) the date Executive becomes eligible for coverage under Medicare.
(v) Required Delay of Certain Payments. If Executive is a “specified employee” at the time Executive becomes eligible to receive a payment under this Section 3(b), and the payment is not exempt from Section 409A of the Code, the portion of the payment that constitutes “deferred compensation” (within the meaning of Code Section 409A) shall be made no earlier than 6 months following Executive's termination date. Determination of whether Executive is a specified employee will be made under Treas. Reg. § 1.409A-1(i) (or any successor thereto). Any payments delayed under this provision shall be paid immediately following the end of the six month period. Upon Executive's death during the 6 month period, any delayed payments will be paid in a lump sum as soon as practicable following Executive's death.
(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(e) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) or (b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement. Notwithstanding the foregoing, this Section 3(e) shall not apply to any benefits, compensation or other payments or rights due under Company benefit plans (other than plans providing salary continuation severance benefits), such as but not limited to the Retiree Medical Benefit Plan.
4. Conditions to Receipt of Severance
(a) Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) pursuant to this Agreement is subject to Executive signing and not revoking a release of all claims against the Company and its officers, directors and affiliates in a form determined by the Company (the “Release”). Executive must sign and deliver the signed Release to the Company by the due date set by the Company, which will be no later than 60 days following Executive's termination date. The Company will provide the Release to Executive at least 21 days before the due date for return of the

Release. The "Release Deadline" is seven days after the due date set by the Company for return of the Release, or such later date when any right of Executive to revoke the release under applicable law expires. In no event will the Release Deadline be later than 74 days following the date of Executive's termination date. If Executive does not sign and return the Release by the due date set by the Company, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Restrictive Covenants. Notwithstanding the terms of any other agreement between the Company and Executive, even if it provides for negation of covenants from Executive to the Company in the event of a Change in Control, in exchange for this Agreement, Executive agrees to adhere to the following covenants during Executive's employment and after termination of employment:

(i) Non-Solicitation. Executive’s receipt of any payments or benefits under Section 4 (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) will be subject to Executive continuing to comply with the terms of the Non-Solicitation Agreement between the Company and Executive as such agreement may be amended and/or superseded from time to time (the “Non-Solicitation Agreement”) between the Company and Executive dated June 7, 2012.

(ii) Confidentiality. Executive's employment by Company creates a relationship of confidence and trust between Executive and the Company. Executive acknowledges that Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources. Therefore, unless Executive has obtained the Company's advance written consent, and except for authorized use in performance of Executive's duties on behalf of and for the benefit of Company, Executive shall not disclose to any others, or use, at any time, in any way, or anywhere, either during or subsequent to employment with the Company, any trade secret or other Confidential Information (of either technical or non-technical nature) of the Company. This shall not be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order and provided that Executive promptly provides written notice to the Company of any such order.    For purposes of this Agreement, (i) "Confidential Information" means information, not generally known in the industry in which the Company is or may be engaged, disclosed to Executive, or known by Executive, as a consequence of or through his employment by the Company, about the Company's business, including but not limited to marketing, ideas, problems, developments, research records, technical data, processes, products, plans for products or service improvement and development, business and strategic plans, financial information, forecasts, and any other information which derives independent economic value, actual or potential, and all other information of a trade secret or confidential nature.

(iii) Non-Transferability of Company Securities. If Executive is entitled to any payments or benefits under Section 3(a) (other than the accrued benefits set forth in Section 3(a)(i)), then until such payments have all been made, Executive will not sell, enter into any transaction, or solicit any transaction involving equity in the Company owned by or to be issued to Executive. More specifically, Executive agrees that Executive will not offer, sell, agree to offer or sell, solicit offers to sell, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of or transfer (each a “Transfer”) any securities of the Company held or to be issued to Executive.
(c) Section 409A.
(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that the severance payments under this Agreement will not constitute Deferred Payments, but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below, to the maximum amount permitted under Section 409A.
(iii) Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Severance payments made in the first 74 days following separation from service will be short-term deferrals.
(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments. Specifically, with respect to payments under Section 3(a)(ii), severance payments made after the first 74 days following separation from service and during the six month period following separation from service that are not in excess of the Section 409A Limit will not constitute Deferred Payments. To the extent total severance payments under Section 3(a)(ii) made after 74 days following separation from service will exceed the Section 409A Limit, the first payments scheduled to be made more than six months after separation from service will be considered to be Deferred Payments subject to Code Section 409A up to the amount of such non-exempt Deferred Payments.
(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A, provided that the Company does not guarantee any tax result.
5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:
(a) delivered in full, or
(b) reduced to an amount that is $1 less than the maximum amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary under (b) above, reduction will occur in the following order: (i) reduction of cash payments that are not Deferred Payments; (ii) reduction of cash payments that are Deferred Payments beginning with payments to be paid latest in time; (iii) reduction of employee benefits.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants serving immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.
6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a) “Cause” means:
(i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee;
(ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement;
(iii) Executive’s gross misconduct;
(iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;
(v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company;
(vi) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation; or
(vii) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.
(b) “Change in Control” means the occurrence of any of the following provided that the Change in Control meets the definition of a change in ownership, effective control or assets under Treas. Reg. Section 1.409A-3(i)(5):

(i)
any Person is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (iii) below; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or the entity surviving such merger or consolidation (B) if there is no such parent, of the Company or such surviving entity; or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(c) “Change in Control Period” means the period beginning three months prior to, and ending 12 months following, a Change in Control.
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e) “Disability” means that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(f) “Good Reason” means Executive’s voluntary termination, within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:
(i) a material reduction of Executive’s responsibilities;
(ii) a material reduction in Executive’s base salary; or;
(iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location.
Executive may not resign for Good Reason without first providing the Company with written notice within 90 days of the initial existence of the condition that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.
For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.
(g) “Section 409A Limit” means two times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in,

Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
7. Successors and Assigns. This Agreement is binding on and is for the benefit of the Company and its successors and assigns; including but not limited to any successor of the Company, direct or indirect, resulting from purchase, merger, consolidation, or otherwise. The Company must ensure that any asset sale or other transaction in which the Company's obligations under this Agreement are not assumed by the successor as a matter of law is entered into only under terms providing for the successor to assume the Company's obligations under this Agreement. This Agreement is also binding on Executive and shall inure to the benefit of Executive, his personal or legal representatives, successors, heirs and assigns. No interest of Executive, or any right to receive any payment or distribution hereunder, will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligation or debts, or other claims against, Executive, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings. All of Executive’s rights under this Agreement will at all times be entirely unfunded, and no provision will at any time be made with respect to segregating ay assets of the Company or any affiliate for payment of any amounts due hereunder. Executive will have only the rights of a general unsecured creditor of the Company.
8. Notice.
(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically, personally delivered, mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or Executive's home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail addresses of the Chief Executive Officer and to the Chief Compliance Officer, and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and Chief Compliance Officer.
(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 90 days after the giving of such notice).
9. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.
10. Miscellaneous Provisions.
(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with the Non-Solicitation Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, but not limited to, any rights to any severance and/or change in control benefits set forth in Executive’s original offer letter and any prior severance agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in a writing that specifically mentions this Agreement and that is signed by Executive and by an authorized officer of the Company (other than Executive).
(e) Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in New York County.
(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	180 Degree Capital Corp.

By:

Title:

Date:

EXECUTIVE	By:

Date:

[signature page of the Change in Control and Severance Agreement]